UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ALERE INC.
(Name of Registrant as Specified in Its Charter)

COPPERSMITH CAPITAL MANAGEMENT, LLC
JEROME J. LANDE
CRAIG ROSENBLUM
SCOPIA LONG LLC
SCOPIA PARTNERS QP LLC
SCOPIA PX, LLC
SCOPIA PARTNERS LLC
SCOPIA WINDMILL FUND, LP
SCOPIA INTERNATIONAL MASTER FUND LP
SCOPIA PX INTERNATIONAL MASTER FUND LP
SCOPIA CAPITAL GP LLC
SCOPIA CAPITAL MANAGEMENT LLC
MATTHEW SIROVICH
JEREMY MINDICH
CURT R. HARTMAN
THEODORE E. MARTIN

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Coppersmith Capital Management, LLC (“Coppersmith Capital”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Alere Inc., a Delaware corporation.

On June 10, 2013, Coppersmith Capital issued the following press release:

Coppersmith Capital Responds to Alere Inc. Preliminary Proxy

Asserts Alere’s Replacement of Directors up for Election Is a Defense Tactic that Does Not Address Strategic and Structural Deficiencies

Reiterates Need for Significant Change to Stop Alere’s Ongoing Destruction of Stockholder Value

Coppersmith Expresses Disappointment at the Board’s Rejection of Cooperation; Will Seek the Election of Its Three Highly Qualified and Independent Director Nominees

Coppersmith Capital Management, LLC, the fifth-largest stockholder of Alere, Inc. (ALR) (“Alere”) along with the members of its Section 13(d) group, owning approximately 5.8% of the shares outstanding, today sent a letter to Alere in response to the recent filing of Alere’s preliminary proxy statement and the disclosure that Alere has nominated four new directors for election to its Board of Directors at Alere’s upcoming annual meeting of stockholders on Wednesday, August 7, 2013.

The full text of the letter follows:

June 10, 2013

Mr. Ronald Zwanziger
Chairman, Chief Executive Officer & President
Alere Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453

Dear Ron,

As you are aware, Coppersmith Capital Management, LLC and the members of its Section 13(d) group (together, “Coppersmith” or “we”) collectively represent one of the largest stockholdings of Alere Inc. (“Alere” or the “Company”), with aggregate ownership of approximately 5.8% of the Company’s outstanding shares. On April 12, 2013, we submitted a notice of our intention to nominate three highly qualified individuals for election to the Board of Directors (the “Board”) at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”).

We took this action because of what we believe to be substantial deficiencies in Alere’s strategy, structure and performance that are responsible for the significant and ongoing destruction of stockholder value at the Company. We have long considered the incumbent Board to be largely ineffective at supervising management, setting strategy and allocating capital, resulting, we believe, in an unwieldy corporate structure, massive write-downs, poor operational and stock price performance and a crippling debt load. Alere cannot begin to address these problems without a reconstitution of its Board, including stockholder representation.

Unfortunately, the Company’s replacement of all four incumbent directors up for election at the Annual Meeting with new director candidates appears to be a defensive, reactionary tactic in the face of an election challenge rather than proactive change. Moreover it demonstrates to us your commitment to the unacceptable status quo and an attempt to avoid stockholder input and real change at Alere. Quite frankly, we are surprised and disappointed that rather than work constructively with us to reconstitute the Board to ensure the best interests of all stockholders are represented, you attempted an ultimatum promising to fight “tooth and nail” unless we voluntarily withdrew our nominations and supported your new director candidates prior to your filing. This reinforces just how out of touch you are with the serious concerns of the vast number of Alere stockholders with whom we have spoken in the last few weeks, so we will state it plainly: stockholders are demanding substantial changes to the Company’s strategy and structure, including comprehensive strategic and operational rationalization, not simply a different cast of characters to oversee management’s floundering strategy, structure and performance.

We believe a comprehensive rationalization of Alere’s cost structure, business portfolio and capital structure can generate dramatic stock price appreciation and improved performance with the following steps:

1.
Exiting non-core businesses such as Health Information Solutions (“HIS”), the consumer products joint venture with Proctor & Gamble and potentially the Toxicology division as well. These divestitures, which we estimate can be done tax-free by first selling all of HIS to generate enormous tax loss, are in addition to those presently targeted by management, which you have previously told us total less than $200 million in annual sales.

2.
Applying proceeds from these divestitures, which we estimate could yield well above $3 billion, to Alere’s excessive debt balance. This would lower Alere’s leverage1 to roughly 1x or less, more than doubling management’s target reduction in approximately one-third the time.

3.
Rationalizing Alere’s expense structure to produce $50 million to $100 million in annual cost savings, with announced targets and milestones for accountability to stockholders. We believe this target should be achievable simply by (i) returning SG&A margin to the historically consistent levels the Company maintained prior to its expansion binge over the past two years in preparation for new platform sales that have yet to materialize, and (ii) reducing corporate overhead at a minimum to reflect the aforementioned divestitures. However, we believe significant opportunity also exists in overdue integration of Alere’s numerous acquisitions, refinement and focus of Alere’s disappointing R&D efforts and elimination of its matrix management structure.

These actions are directly within the control of Alere’s Board and management team and, we believe, represent a tremendous opportunity, even with our conservative estimates, to improve the Company’s growth and margin profiles, simplify its convoluted structure, reduce balance sheet risk and allow the Company to invest, both organically and inorganically, in the core diagnostic franchises. You have acknowledged most of these problems, but your current strategy, which includes principally a number of half-measures, is unlikely in our view to achieve similar results.

Rather than embrace these common sense strategic changes, you have chosen to replace your 2013 incumbent nominees in what we consider to be a tactical effort to defeat an election challenge. While we fervently believe in adding fresh perspective to the Board, the timing and manner of your nominations calls into question the sincerity of your stated motivation for effecting such change. After having added only two directors in the last ten years, your proposed replacement of all four directors from the current class suggests this may simply be an attempt to placate frustrated stockholders and protect the status quo. Are stockholders to believe the Board rationally concluded that the 2013 class, which includes the Company’s newest director, contained all of Alere’s least-qualified Board members? Notably, the directors who are not up for election at the Annual Meeting have an average tenure of nearly 14 years2 and include two management insiders.

In our discussions you have repeatedly cited merger integration and large company CEO experience as criteria for additions to the Board. We question why such criteria did not appear to be as strategically important for the previous ten years when you added no such experience to the Board despite over 100 acquisitions costing nearly $8 billion in that time. Why is it only now that the Company appears to take the composition and qualifications of its Board so seriously? The Company retained a director search consultant two months after Coppersmith began voicing its concerns to management and seeking a meeting with you, albeit unsuccessfully. The Nominating and Corporate Governance Committee met once in all of 2012, while your Audit and Compensation Committees met nine and twelve times, respectively. In fact, over the last ten years the Nominating and Governance Committee reports meeting a grand total of 13 times, for an average of 1.3 times a year with a maximum of three times in 2008 and minimum of no times, we believe, in 20043. Perhaps this is why the Company’s preliminary proxy statement reiterates its commitment to a unified Chairman and CEO without even a lead independent director, a governance structure that we believe to be vastly out-of-touch with current standards of good corporate governance.

We are presently reviewing the qualifications of your nominees. At first glance these director candidates appear to have senior level healthcare experience, albeit principally in pharmaceuticals, an area we specifically avoided for the selection of our nominees because of its significant differences from the diagnostics industry. We note that more than one of these director candidates have had widely reported ethical and/or business judgment lapses as CEO or chairman and we look forward to understanding whether the Company took such issues into account when considering these candidates’ respective qualifications for service as a director. Most importantly, we question whether the incumbent Board’s preferred candidates are poised to objectively consider the strategic and structural changes on which we believe stockholders are focused. We believe stockholder representation is required in the boardroom to ensure consideration of all strategies grounded in the realities of Alere’s core competencies and risk-adjusted maximization of value.

We reiterate our willingness to work with you to compose the best possible slate of candidates to represent the interests of all stockholders. However, we are also prepared to continue to move forward with a vigorous election contest in order to ensure that the best interests of all stockholders are represented on the Board. We are firm in our stance that meaningful changes to Alere, its Board and its strategy are required at this time.

Victory for Alere is not quelling stockholder discontent – victory is improving Alere’s valuation and share price by fixing its strategy and structure. As you appear to have now acknowledged, Coppersmith’s criticisms of Alere are valid and resonate with stockholders, who we believe know the difference between proactive change focused on maximizing value and reactive measures designed to preserve the status quo. We strongly believe that a streamlined, focused and de-leveraged Alere will unlock significant value for stockholders. We encourage you to join with us to focus on the strategic issues facing Alere and embrace real change so significant value can finally be realized by Alere’s stockholders.

Sincerely,

/s/ Jerome Lande

Jerome Lande

Cc:	Members of the Board of Directors of Alere Inc.
David Teitel, CFO
Håkan Björklund
Stephen P. MacMillan
Brian A. Markinson
Sir Thomas Fulton Wilson McKillop

1 Defined as net debt / EBITDA

2 Including Alere’s predecessor company, as reported in your proxy statement

3 The 2005 Proxy Statement, filed on 4/13/05, lists no Nominating and Corporate Governance Committee meetings for fiscal 2004.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Coppersmith Capital Management, LLC, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Alere Inc., a Delaware corporation.

COPPERSMITH CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Coppersmith Value Partners LLC, a Delaware limited liability company (“Coppersmith Value”), Coppersmith Capital Management, LLC, a Delaware limited liability company (“Coppersmith Capital”), Jerome J. Lande, Craig Rosenblum, Scopia Long LLC, a Delaware limited liability company (“Scopia Long”), Scopia Partners QP LLC, a Delaware limited liability company (“Scopia QP LLC”), Scopia PX, LLC, a Delaware limited liability company (“Scopia PX”), Scopia Partners LLC, a Delaware limited liability company (“Scopia Partners”), Scopia Windmill Fund, LP, a Delaware limited liability company (“Scopia Windmill”), Scopia International Master Fund LP, a Bermuda limited partnership (“Scopia International”), Scopia PX International Master Fund LP, a Bermuda limited partnership (“Scopia PX International”), Scopia Capital GP LLC, a Delaware limited liability company (“Scopia Capital”), Scopia Capital Management LLC, a Delaware limited liability company (“Scopia Management”), Matthew Sirovich, Jeremy Mindich, Curt R. Hartman and Theodore E. Martin (collectively, the "Participants").

As of the date hereof, Coppersmith Value owned directly 1,850,000 shares of common stock, $0.001 par value (the "Shares"), of the Company. Each of Coppersmith Capital, as the Investment Manager of Coppersmith Value, Mr. Lande, as a Managing Member of the Investment Manager of Coppersmith Value, and Mr. Rosenblum, as a Member of the Investment Manager of Coppersmith Value, may be deemed the beneficial owner of the 1,850,000 Shares owned by Coppersmith Value.

As of the date hereof, Scopia Long beneficially owned 30,738 Shares. As of the date hereof, Scopia QP LLC beneficially owned 30,099 Shares. As of the date hereof, Scopia PX beneficially owned 863,505 Shares. As of the date hereof, Scopia Partners beneficially owned 30,173 Shares. As of the date hereof, Scopia Windmill beneficially owned 642,663 Shares. As of the date hereof, Scopia International beneficially owned 151,334 Shares. As of the date hereof, Scopia PX International beneficially owned 1,059,696 Shares. Scopia Capital, as the Managing Member of each of Scopia Long, Scopia QP LLC, Scopia PX and Scopia Partners, and the general partner of Scopia Windmill, Scopia International and Scopia PX International, may be deemed the beneficial owner of the 2,901,126 Shares owned in the aggregate by Scopia Long, Scopia QP LLC, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International and Scopia PX International. Scopia Management, as the Investment Manager of each of Scopia Long, Scopia QP LLC, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International and of a certain separately managed account (the Managed Account”), may be deemed the beneficial owner of the 2,901,126 Shares owned in the aggregate by Scopia Long, Scopia QP LLC, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International and held in the Managed Account. Each of Messrs. Sirovich and Mindich, as a Managing Director of the Managing Member of Scopia Management, may be deemed the beneficial owner of 2,901,126 Shares owned in the aggregate by Scopia Long, Scopia QP LLC, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International and held in the Managed Account.

As of the date hereof, Mr. Hartman beneficially owned 1,000 Shares. As of the date hereof, Mr. Martin beneficially owned 925 Shares.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the Shares of the Company owned in the aggregate by the other Participants. Each of the Participants disclaims beneficial ownership of such Shares that he/it does not directly own.